CARTER, LEDYARD & MILBURN
                               COUNSELLORS AT LAW
                                  2 WALL STREET
                             NEW YORK, NY 10005-2072


                                  April 2, 1998


The Chase Manhattan Bank,
  as Trustee of
Delaware Investments Unit Investment Trust,
  Series 18
Four New York Plaza
New York, New York  10004-2413

         Attn:        Mr. Thomas Porrazzo
                      Vice President


         Re:     Delaware Investments Unit Investment Trust,
                          Series 18, consisting of
                     Power Five Equity Trust, Series 5
                      Power Ten Equity Trust, Series 5
                  Illinois Big Ten Equity Trust, Series 11
                 Minnesota Big Ten Equity Trust, Series 12
                  Missouri Big Ten Equity Trust, Series 11
                Massachusetts HUB Ten Equity Trust, Series 2
                     Pacific Ten Equity Trust, Series 7
--------------------------------------------------------------------------------


Dear Sirs:

         We are acting as counsel for The Chase Manhattan Bank ("Chase") in connection with the execution and delivery of a Standard Terms and Conditions of Trust dated May 6, 1997 and a related Trust Agreement dated as of today (collectively, the "Indenture"), between Delaware Investment Advisers, as Depositor (the "Depositor"), and Chase, as Trustee (the "Trustee") and Evaluator, establishing Delaware Investments Unit Investment Trust, Series 18, which consists of Power Five Equity Trust, Series 5, Power Ten Equity Trust, Series 5, Illinois Big Ten Equity Trust, Series 11, Minnesota Big Ten Equity Trust, Series 12, Missouri Big Ten Equity Trust, Series 11, Massachusetts HUB Ten Equity Trust, Series 2 and Pacific Ten Equity Trust, Series 7 (each, a "Trust"), and the confirmation by Chase, as Trustee under the Indenture, that it has registered on the registration books of the Trust the ownership by the Depositor of a number of units constituting the entire interest in the respective Trust (such aggregate units being herein called "Units"), each of which Units represents an undivided interest in the Trust, which consists of common stocks (including confirmation of contracts for the purchase of certain stocks not yet delivered and cash, cash equivalents or an irrevocable letter of credit in the amount required for such purchase upon the receipt of such stocks), such stocks being defined in the Indenture as Securities and referenced in the schedules to the Indenture.

         We have examined the Indenture, the Closing Memorandum delivered today by the parties to the Indenture (the "Closing Memorandum"), and such other documents as we have deemed necessary in order to render this opinion. Based on the foregoing, we are of the opinion that:

            1. Chase is a duly organized and existing corporation having the powers of a trust company under the laws of the State of New York.

            2. The Indenture has been duly executed and delivered by Chase and, assuming due execution and delivery by the Depositor, constitutes the valid and legally binding obligation of Chase.

            3. Chase, as Trustee, has registered on the registration books of the Trust the ownership of the Units by the Depositor. Upon receipt of confirmation of the effectiveness of the registration statement for the sale of the Units filed with the Securities and Exchange Commission under the Securities Act of 1933, the Trustee may cause the Units to be registered in such names as the Depositor may request, to or upon the order of the Depositor, as provided in the Closing Memorandum.

            4. Chase, as Trustee, may lawfully advance amounts to the Trust and may be reimbursed, without interest, for any such advances from funds in the interest and capital accounts, as provided in the Indenture.

         In rendering the foregoing opinion, we have not considered, among other things, whether the Securities have been duly authorized and delivered.

                                Very truly yours,

                                CARTER, LEDYARD & MILBURN


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